To the Shareholders and Board of

Trustees of Iron Market Opportunity Fund

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In planning and performing our audit of the financial statements of the Iron Market Opportunity Fund for the year ended September 30, 2005, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Fund’s internal control over financial reporting, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the Fund’s internal control over financial reporting as of September 30, 2005.

The management of the Fund is responsible for establishing and maintaining internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Such internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company’s assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with accounting principles generally accepted in the United States of America such that there is more than a remote likelihood that a misstatement of the company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. We noted the following matter involving the control procedures and their operation that we consider to be a significant deficiency:

-	Control procedures were not in place to insure that options on futures contracts were properly recorded.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Our consideration of the Fund’s internal control over financial reporting would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we believe that the significant deficiency noted above is not a material weakness. This condition was considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of Iron Market Opportunity Fund for the year ended September 30, 2005, and this report does not affect our report thereon dated December 9, 2005.

Management Response

The independent public accountants notified management that our presentation of the Fund’s draft financial statements and supporting portfolio composition report identified certain securities contracts as futures, rather than options on futures. As a result, these securities contracts (which represented approximately 0.03% of the Fund’s total net assets as of the fiscal year end) were not classified properly. However, the securities contracts were properly valued and there was no effect on the Fund’s net asset value. This deficiency did not harm the value of any shareholder’s investment in the Fund.

Management has taken immediate steps to correct this deficiency in our control procedures. Any time the Fund invests in a new type of derivative contract, we have directed the third-party administrator to request written confirmation from the Fund’s advisor of the appropriate description, character and classification of the derivative contract. We also have instructed the third-party administrator to independently verify the appropriate description, character and classification of the derivative contract. The third-party administrator has confirmed to us that it will submit the proposed classification to the Fund's independent public accountants to confirm the appropriate financial statement reporting and recording methods.

This report is intended solely for the information and use of management and the Board of Trustees of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Cohen McCurdy, Ltd.

Westlake, Ohio

December 9, 2005